Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
Names Stephen P. Smith
To Board of Directors

HOUSTON, March 5, 2004 — Natural Resource Partners L.P. (NYSE: NRP) today named Stephen P. Smith to the Board of Directors. He makes the fourth independent director to serve on the board.

Mr. Smith is the Senior Vice President and Treasurer of American Electric Power. As such, he is responsible for AEP’s accounting, financial planning and budgeting, treasury, investor relations, and strategy functions. Prior to his current position, he served as President and Chief Operating Officer — Corporate Services for NiSource from November 2000 to January 2003, Deputy Chief Financial Officer for Columbia Energy Group from November 1999 to November 2000 and Chief Financial Officer for both Columbia Gas Transmission Corporation and Columbia Gulf Transmission Company from 1997 to 1999.

“We are very pleased that Stephen Smith is joining our board of directors. Our board’s perspective will be further broadened by his financial expertise in the electric utility industry,” said Corbin J. Robertson, Jr., Chairman and Chief Executive Officer.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

04-5

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